Exhibit 23.4

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Hologic, Inc. for the registration of common stock, preferred stock, debt securities, rights, warrants, purchase contracts and units and to the incorporation by reference therein of our report dated March 12, 2007, with respect to the financial statements of Adeza Biomedical Corporation as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in Hologic, Inc.’s Current Report on Form 8-K/A filed on November 30, 2007 with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Palo Alto, California

November 29, 2007